Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-203811) on Form S-3 and (Nos. 333-115825, 333-127474, 333-168961 and 333-181607) on Form S-8 of Genworth Financial, Inc. of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Genworth Financial, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules I to III (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 Annual Report on Form 10-K of Genworth Financial, Inc.

/s/ KPMG LLP

Richmond, Virginia

February 28, 2018